As filed with the Securities and Exchange Commission on June 20, 2000
                                            Registration No. 33-13822
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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

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                 POST-EFFECTIVE AMENDMENT NO. 2
                               TO
                            FORM S-8

                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

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                     REYNOLDS METALS COMPANY

     (Exact name of registrant as specified in its charter)

     Delaware                                        54-0355135
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                 Identification No.)

           6601 West Broad Street, Richmond, VA 23230
  (Address of principal executive offices, including zip code)


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                     REYNOLDS METALS COMPANY
               1987 NONQUALIFIED STOCK OPTION PLAN
                      (Full title of plan)


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             DONALD T. COWLES, Senior Vice President
                     Reynolds Metals Company
           6601 West Broad Street, Richmond, VA 23230
                         (804) 281-2000

  (Name, address and telephone number, including area code, of agent for service)

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                  DEREGISTRATION OF SECURITIES

     Pursuant to Registration Statement No. 33-13822 on Form S-8 (the "Registration Statement"), Reynolds Metals Company, a Delaware corporation ("Reynolds"), registered 1,500,000 shares (subject to adjustment for stock splits, recapitalizations and other anti-dilution adjustments) of its Common Stock, without par value ("Reynolds Common Stock"), to be offered under the Reynolds Metals Company 1987 Nonqualified Stock Option Plan.

     On August 18, 1999, Alcoa Inc. ("Alcoa"), Reynolds and RLM Acquisition Corp., a wholly owned subsidiary of Alcoa ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a merger pursuant to which Merger Sub would merge with and into Reynolds, with Reynolds surviving as a wholly owned subsidiary of Alcoa (the "Merger"). The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on May 3, 2000 (the "Effective Time"). Under the terms of the Merger Agreement, each outstanding share of Reynolds Common Stock was converted at the Effective Time into the right to receive 1.06 shares of Alcoa common stock. As a result of the Merger, Reynolds terminated at the Effective Time all offerings of Reynolds Common Stock under its existing registration statements, including the Registration Statement.

     In accordance with an undertaking made by Reynolds in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Reynolds hereby removes from registration all shares of Reynolds Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

                           SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on this 20th day of June, 2000.


                                   REYNOLDS METALS COMPANY


                                   By  DONALD T. COWLES
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                                      Donald T. Cowles
                                      Senior Vice President
                                      (Agent for Service named in the
                                      Registration Statement)



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